UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 12, 2009

SINO PAYMENTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53537
(State or other jurisdiction of incorporation)	(Commission File No.)

Unit T25, GF Bangkok Bank Building

18 Bonham Strand West

Sheung Wan, Hong Kong

 (Address of principal executive offices and zip code)

(203) 652-0130

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry Into a Material Definitive Agreement

On November 12, 2009, Sino Payments, Inc., a Nevada corporation (the "Company") issued two (2), two year, 10% Convertible Notes (the “Notes”) to Matthew Mecke, the Company’s Chief Executive Officer, and to Moon Gate Limited (the “Holders”) in the amounts of $3,300 and $23,403, respectively.  The Notes are due on November 11, 2009.

The Holders may convert the Notes into common stock of the Company, par value $0.0001 per share, ("Common Stock"), at any time at $0.05 per share. The Company may convert the Notes into shares of the Company’s common stock if the closing price of the Company’s stock as reported on the Over the Counter Markets is $$0.25 or more for 10 consecutive trading days.

The description of the Notes are brief summaries only and are qualified in their entirety by their respective terms set forth therein, a form of which is filed as an exhibit to this Current Report on Form 8-K (the “Current Report”).

Item 2.03.

Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 3.02.

Unregistered Sales of Equity Securities.

The convertible securities underlying the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent the registration or an applicable exemption from the registration requirements of the Securities Act. The transactions contemplated hereby are exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) and/or Regulation D thereunder. The Company did not engage in general solicitation in connection with the issuance of the Notes.

This Current Report shall not constitute an offer to sell, the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The information set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.

Item 9.01

Financial Statements and Exhibits

Exhibit #	Description
10.1	Form of Convertible Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO PAYMENTS, INC.

Date: November 18, 2009	By:	/s/ Matthew Mecke
Matthew Mecke
Chief Executive Officer